Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-160138) and related Prospectus of Ingles Markets, Incorporated for the registration of 8 7/8% Senior Notes due 2017 in the amount of $575,000,000, and to the incorporation by reference therein of our reports dated November 26, 2008, with respect to the consolidated financial statements and schedule of Ingles Markets, Incorporated, and the effectiveness of internal control over financial reporting of Ingles Markets, Incorporated, included in its Annual Report (Form 10-K) for the year ended September 27, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina

July 1, 2009